Exhibit 10.3

April 16,2014

Mr. Brian F. Maxted
4165 Walnut Meadow Ln.
Dallas, TX 75229

Assignment Agreement: Chief Exploration Officer, Home Office, London, England

Dear Brian:

This agreement (“Agreement”) serves to document our mutual understanding and agreement concerning the terms pursuant to which you (the “Executive”) will undertake your new role as Chief Exploration Officer with Kosmos Energy LLC (the “Company”), on assignment to the Kosmos Energy LLC UK Branch.

1)                                     Title: Chief Exploration Officer.

2)                                     Employing Company: Kosmos Energy LLC, but with the Executive assigned to the Kosmos Energy LLC UK Branch.

3)                                     Term of the assignment: The assignment shall last no more than 5 years. It is agreed that the Executive shall not be required to relocate back to the US without his prior written consent.

4)                                     Work Location: The Executive’s primary work location shall be Surrey, England. However it is envisaged that the Executive will spend a portion of his working time in the Company’s Dallas, Texas office, as required and agreed with the Executive from time to time, consistent with the requirements of the attached CXO Job Description (attached as Exhibit A).

5)                                     Effective Date: March 1, 2014; provided, however that the UK aspect of the Executive’s work shall commence on April 7, 2014 (the “UK Start Date”). For the avoidance of doubt, the Executive’s continuous employment shall include his prior service with the Company which commenced in August 2003.

6)                                     Base Salary: US $653,328 per annum (as may be adjusted from time to time, the “Base Salary”), payable in regular installments in accordance with the Company’s usual payment practices. During the term of the assignment, the Base Salary may be increased (but not decreased) in the sole discretion of the Board of Directors of the Company or a committee thereof; provided that the Base Salary

Kosmos Energy, LLC

8176 Park Lane, Suite 500 Dallas, Texas 75231 Phone 214-445-9600 Fax 214 363 9024

may be decreased only if such reduction applies generally to other similarly senior employees of Kosmos Energy LLC.

7)                                     Target Bonus: 100% of the Base Salary (as may be adjusted from time to time, the “Target Bonus”), payable on terms no less favorable than those applicable generally to other similarly senior employees of Kosmos Energy LLC. During the term of the assignment, the Target Bonus may be increased (but not decreased) in the sole discretion of the Board of Directors of the Company or a committee thereof; provided that the Target Bonus may be decreased if such reduction applies generally to other similarly senior employees of Kosmos Energy LLC.

8)                                     Long Term Incentive Plan: For 2014, the Executive shall be entitled to receive a long-term incentive award no later than June 30,2014 with an aggregate value as of the grant date of not less than US $2,000,000 (the “2014 LTI Award”), to be awarded on terms no less favorable than those applicable generally to other similarly senior employees of the Company. The 2014 LTI Award shall be in the form of restricted shares of Kosmos Energy Ltd. Other long-term incentive awards, if any, granted during the term of the assignment shall be determined in the sole discretion of the Board of Directors of Kosmos Energy Ltd. or a committee thereof.

9)                                     Other Benefits: The Executive will continue to participate in all benefit plans and programs of the Company, which are now, or may hereafter be, available generally to the Company’s other senior executives and shall be entitled to at least the following fringe benefits: financial planning and executive health program. The Executive shall be provided health and dental coverage for the Executive and his eligible family members of generally equivalent quality and scope to the coverage provided by the Company to its other executives generally; provided, however that the Company shall ensure that such coverage applies both in the US and the UK. The Executive shall be entitled to sick leave and paid vacation in accordance with the Company’s policies applicable generally to its senior executives.

10)                              Expenses: The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive in performing services hereunder, including all travel and living expenses while away from London and/or Dallas on business or at the request of and in the service of the Company and professional body fees; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. In addition, the Company shall reimburse the Executive for the reasonable costs incurred by him for travel (in accordance with the terms of the Company travel policy) between Dallas and the UK and travel, accommodation and related expenses in Dallas for purposes of undertaking services hereunder. In addition, the Company shall reimburse the Executive for all reasonable costs incurred in establishing and operating a home office (including but not limited to purchase of computer equipment, telephone charges and internet charges). Tax liabilities resulting from any expense reimbursements and/or benefits (if any) are the responsibility of the Executive.

11)                              Payments. The Executive will provide the account(s) where his compensation will be deposited as from the UK Start Date.

12)                              Social Security: The Executive will continue to participate in the United States Social Security system, as it is defined under the terms of the bilateral Social Security agreement (sometimes called a totalization agreement) between the US and the UK. The Company will be responsible for obtaining the Certificate of Coverage documenting the agreement to remain in the United States Social Security system. In addition, the Company will continue to contribute to the United States Social Security system for the required employer contributions due to be funded on the Executive’s taxable compensation.

13)                              Withholding of Payroll Taxes and Other Executive Deductions: The Executive will remain on US payroll during the term of the assignment and the costs of the assignment will be borne by the Company. In addition, the Company will adhere to the applicable UK shadow payroll reporting and withholding obligations during the term of the assignment. The Company shall withhold from any payments and benefits made pursuant to this Agreement all federal, state, city, foreign and other applicable taxes, social security, and other withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally. To the extent that there is any overpayment of withholding tax or other contributions, the Company shall promptly pay to the Executive any refunds from any tax authorities which it receives on the Executive’s behalf in this regard. For the avoidance of doubt, the Company shall be solely responsible for the deductions of the corresponding withholdings and all corporate tax liabilities and/or employer taxes (including but not limited to social security) in the US and the UK

14)                              Individual Income Tax Returns: The Executive shall be personally responsible for his US and UK individual income tax return filing obligations and for any global tax liability incurred as a result of the assignment.

15)                              Other Interests: The Executive agrees to devote substantially all of his business time, energy and best efforts to the business and affairs of the Company and its affiliates. However, the Executive and the Company acknowledge that the Executive will continue, for the foreseeable future, to serve as a Director on the Board of Directors of Venari Resources LLC and that the Executive may assume other Director positions; provided that such activities shall be permitted only so long as they do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties for the Company or its affiliates, and shall at all times be consistent with the requirements of Kosmos Energy Ltd.’s Corporate Governance Policy.

16)                              No Right to Continued Employment: The Executive and the Company recognize and agree that, subject to the terms of this Agreement, (a) the Company may terminate the Executive’s employment at any time, for any reason or no reason at all, and (b) the Executive may terminate his employment at any time, for any reason or no reason at all.

17)                              Insurance and indemnification: The Executive will continue to be covered under the directors’ and officers’ liability insurance, advancement of costs and indemnification rights as the Company and Kosmos Energy Ltd. may maintain for their respective directors, officers and employees from time to time to cover all directorships, offices and roles held by the Executive, in each case on terms no less favorable than applicable generally to their respective officers and directors (and for these purposes all discretions under any bye-laws shall be exercised in the Executive’s favor). This clause shall apply in addition to any rights which the Executive may have under any existing indemnification agreements. The Company shall ensure that all liability insurance and indemnification rights covers directorships, offices and roles held by the Executive both in the US and in the UK.

18)                              Guarantee: By countersigning this Agreement, the Company unconditionally and irrevocably guarantees due and punctual payment of all amounts payable by the Company to the Executive. If the Company defaults in payment or performance, the Company shall, upon receipt of written notice of such default, pay the Executive the amounts claimed in full.

19)                              Entire Agreement: This Agreement and the documents referenced herein constitute the entire agreement of the parties with regard to the subject matter hereof and supersede any and all prior understandings, agreements or correspondence between the parties. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

20)                              Counterparts: This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21)                              Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

Sincerely,

/s/ Andrew G. Inglis	16th April 2014
Andrew G. Inglis	Date
Chairman and Chief Executive Officer
(signing on behalf of the Company)

I agree to the terms and conditions covering my assignment as set forth in this Agreement.

/s/ Brian F. Maxted	17 April 2014
Brian F. Maxted	Date
Chief Exploration Officer

Exhibit A

CXO JOB DESCRIPTION

POSITION TITLE

•                  Chief Exploration Officer (CXO) and Director

REPORTS TO

•                  Andy Inglis Chairman / CEO

DIRECT REPORTS (Exploration Leadership Team - XLT)

•                  Line- Regional Vice Presidents for Sub- Saharan Africa, North West Africa, and Central and South America (3)

•                  Functional- Chief Geoscientist; VP Geology and VP Geophysics (3)

•                  Total 6

JOB SCOPE & ROLES

1.              Head of Exploration / Chair of the Exploration Leadership Team

2.              Member of the Senior Leadership Team (SLT- together with the CEO, COO, CFO, SVP BD, SVP / Head of External Affairs, and SVP / General Counsel)

JOB OBJECTIVES

1.              As H ad of Exploration

a.              Design and execute an strategy and plan which delivers the exploration finding targets

2.              As a Member of the Senior Leadership Team

a.              Together with the CEO and other NEO’s develop the Kosmos strategy and execute the company’s annual and long range plans to deliver the value growth targets and achieve top quartile shareholder performance

JOB RESPONSIBILITIES

1.              As Head of Exploration

a.              Formulate and update as necessary a frontier / emerging basin exploration strategy and plan to develop / maintain competitive advantage and deliver business growth

b.              Develop metrics and annual milestones / targets to measure annual performance and ensure delivery of the overall exploration plan

c.               Pursue new venture initiatives to identify and access strategic exploration opportunities and build / manage a balanced portfolio with the necessary size potential and risk exposure to deliver the Company’s finding targets within the capital budget allocation and plan time guidelines

Kosmos Energy, LLC

8176 Park Lane, Suite 500 Dallas, Texas 75231 Phone 214-445-9600 Fax 214 363 9024

d.              Define and de - risk petroleum systems / plays / prospects and mature basin / fairway - opening wells, high grade these and drill -out the current portfolio ensuring the necessary risked and independent resource exposure to deliver the exploration finding targets

e.               Build / maintain and lead a fit — for - purpose, highly - motivated and effective organization, with the necessary leadership skills and technical / business capability to deliver success, by hiring, retaining and developing best - in -class management, explorers and support staff

f.                Maintain knowledge and thought leadership, and enhance the Kosmos exploration brand and reputation among industry / state partners and with existing / new host governments

g.               Drive the Kosmos technical exploration workflow, ensuring standards are consistently met across the business, and integrated with other functional work / processes, including operational, commercial, financial, and legal to ensure optimal investment decision making

2.              As a Member of the Senior Leadership Team

a.              Together with the CEO and other NEO’s as a Leadership Team, deliver the corporate plan and manage the Kosmos organization

b.              Live the Company’s business principles, including consistently leading by example with regard to the key values, culture traits and behaviors, both internally
/ externally

JOB ACCOUNTABILITIES

1.              As Head of Exploration

a.              Exploration business performance

2.              As a Member of the Senior Leadership Team

a.              Together with the CEO and other NEO’s delivery of the corporate plan

b.              Internally, effectiveness of the organization and externally Kosmos relationships and reputation

LOCATION & TIME

•                  Full time London based (working from home)

•                  Managing partners (BP and Cairn), as well as industry networking and relationship building and deal sourcing and evaluation

•                  Up to two weeks a month in Dallas, or as required to ensure exceptional job performance

•                  Hands on leadership of the Exploration team and technical workflow

•                  Participate as member ofthe SLT and attend bi-weekly meetings

•                  Additional international travel as required to manage industry and government relationships, as well as identify/access new venture opportunities